Exhibit 99.1

JAKKS Pacific Reports Third Quarter 2015 Financial Results

SANTA MONICA, Calif.--(BUSINESS WIRE)--October 26, 2015--JAKKS Pacific, Inc. [NASDAQ: JAKK] today reported financial results for the third quarter 2015. Net sales for the quarter ending September 30, 2015 were $337.0 million, compared to $349.4 million reported in the comparable period in 2014. Reported net income for the third quarter was $45.8 million, or $1.12 per diluted share. This compares to net income of $44.1 million, or $1.03 per diluted share, reported in the comparable period in 2014. Adjusted EBITDA for the third quarter was $52.5 million, compared to Adjusted EBITDA of $52.8 million in 2014. See note below on “Use of Non-GAAP Financial Information.”

Third Quarter Highlights

  Gross margin improved 390 basis points
  Operating margin improved 70 basis points
  Diluted EPS increased 8.7 percent

Nine Month Financial Overview

Net sales for the nine months ending September 30, 2015 were $582.3 million compared to $556.0 million in 2014. The reported net income for the nine month period was $32.6 million, or $0.89 per diluted share. This compares to net income for the nine months of 2014 of $18.7 million, or $0.61 per diluted share. Adjusted EBITDA for the nine months of 2015 improved to $53.1 million, compared to $42.4 million for the nine months of 2014.

Also announced today, in addition to responsibilities as Chief Executive Officer, Stephen Berman will also serve as Chairman of the Board.

Berman stated, “We’re very pleased with our performance in the third quarter. Our current momentum continues with margins steadily improving, product innovation across a strong portfolio of brands delivering higher profitability, and more efficient operations. We remain focused on executing our full year plans across all brands this holiday season.”

Domestically, we are pleased with the strong consumer demand for Star Wars Big-Figs™ line of products and other several key drivers such as Sing-A-Long Elsa, XPV® Remote Control Hulk Smash™ and Max Tow Truck Turbo™ which have already received numerous awards from retailers, industry experts and media. These key drivers in the portfolio have been featured on several hot toy lists including Walmart’s Chosen by Kids, Target’s Top Toys, Kmart’s Fab 15, Toys R Us, Time to Play Magazine’s Most Wanted and the Toy Insider Hot 20. JAKKS Pacific’s line of Frozen and Star Wars products drove much of the success in the International business.

“Looking ahead to 2016, we have a strong pipeline of products, and new licenses, creating a strong entertainment slate for us next year, and in the coming next few years. Building within the categories which we are leaders, coupled with expanded innovation, and hot new and current evergreen licenses, we feel confident in the coming years ahead. We have just finished our Fall 2016 Toy Preview with customers from around the world, and we are also encouraged by the positive response now to both our Spring and Fall product lines,” said Berman.

Working Capital

As of September 30, 2015, the Company’s working capital was $271.6 million, including cash and equivalents and marketable securities of $81.2 million, compared to working capital of $250.4 million including cash and equivalents and marketable securities of $88.8 million as of September 30, 2014.

2015 Guidance

The Company reiterates its previously issued guidance for full year 2015, which estimated net sales in the range of $730 million to $740 million, earnings in the range of $0.71 to $0.75 per diluted share and Adjusted EBITDA in the range of $56 million to $58 million.

Share Repurchase

In June 2015, The Board of Directors authorized the Company to repurchase up to $30 million worth of shares of the Company’s outstanding common stock and/or convertible notes through open market repurchases or in privately negotiated transactions from time to time through March 31, 2016. Approximately 774,000 shares of common stock were repurchased through the end of the third quarter at an aggregate cost of $7.0 million.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non- GAAP financial information including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non- GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non- GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call Live Webcast

JAKKS Pacific will webcast its third quarter earnings call at 9 a.m. Eastern Time/6 a.m. Pacific Time today. To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors and click on the earnings website link under Presentations at least 10 minutes prior to register, download and install any necessary audio software. A replay of the call will be available on JAKK’s website approximately one hour following completion of the call through November 25, 2015 ending at 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time. The playback can be accessed by calling (888) 843-7419 or (630) 652-3042 for international callers, passcode “4101 1483” for both playback numbers.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, Impulse Toys and Pet Products sold under various proprietary brands including JAKKS Pacific®, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!®, Tollytots®, Disguise®, Moose Mountain® and Maui®. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, DC Comics and Saban’s Power Rangers®. DreamPlay Toys, LLC is a joint venture between JAKKS Pacific, Inc. and NantWorks LLC to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD recognition technology. www.jakks.com.

© 2015 JAKKS Pacific, Inc. All rights reserved.

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2015	2014
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$81,211	$71,525
Marketable securities	-	220
Accounts receivable, net	292,861	234,516
Inventory, net	81,404	78,827
Income taxes receivable	24,008	24,008
Deferred income taxes	3,358	3,358
Prepaid expenses and other current assets	30,683	25,139
Total current assets	513,525	437,593

Property and equipment	120,901	107,080
Less accumulated depreciation and amortization	102,297	95,984
Property and equipment, net	18,604	11,096

Goodwill	44,344	44,492
Trademarks & other assets, net	56,084	61,601
Investment in DreamPlay LLC	7,000	7,000
Total assets	$639,557	$561,782

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$165,534	$143,087
Reserve for sales returns and allowances	26,616	24,477
Income taxes payable	24,797	23,784
Short term debt	25,000	-
Total current liabilities	241,947	191,348

Long term debt	215,000	215,000
Other liabilities	4,232	1,874
Income taxes payable	2,198	2,496
Deferred tax liability	5,980	5,980
Total liabilities	469,357	416,698

Stockholders' equity:
Common stock, $.001 par value	23	23
Additional paid-in capital	203,503	202,051
Treasury stock	(30,988)	(24,000)
Retained earnings (accumulated deficit)	5,939	(26,645)
Accumulated other comprehensive loss	(8,739)	(6,835)
Total JAKKS Pacific, Inc. stockholders' equity	169,738	144,594
Non-controlling interests	462	490
Total stockholders' equity	170,200	145,084
Total liabilities and stockholders' equity	$639,557	$561,782

Working Capital	$271,578	$246,245

JAKKS Pacific, Inc. and Subsidiaries
Third Quarter Earnings Announcement, 2015
Condensed Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands, expect per share data)		(In thousands, expect per share data)

Net sales	$337,027	$349,362	$582,334	$556,044
Less cost of sales
Cost of goods	181,191	199,696	317,030	318,189
Royalty expense	46,752	49,704	79,066	73,535
Amortization of tools and molds	4,755	5,225	7,244	8,210
Cost of sales	232,698	254,625	403,340	399,934
Gross profit	104,329	94,737	178,994	156,110
Direct selling expenses	22,725	18,359	38,826	35,422
Selling, general and administrative expenses	34,352	29,158	95,771	87,540
Reorganization charges	-	-	-	1,154
Depreciation and amortization	2,624	3,408	6,976	7,925
Income from operations	44,628	43,812	37,421	24,069
Other income (expense):
Equity in net income of joint venture	60	-	1,744	314
Other income	5,642	5,932	5,642	5,932
Interest income	16	32	51	89
Interest expense	(3,107)	(3,969)	(9,187)	(9,158)
Income before provision for income taxes	47,239	45,807	35,671	21,246
Provision for income taxes	1,375	1,738	3,115	2,535
Net income	45,864	44,069	32,556	18,711
Net income (loss) attributable to non-controlling interests	19	-	(28)	-
Net income attributable to Jakks Pacific, Inc.	$45,845	$44,069	$32,584	$18,711
Earnings per share - basic	$2.47	$2.33	$1.72	$0.90
Shares used in earnings per share - basic	18,559	18,897	18,929	20,721
Earnings per share - diluted	$1.12	$1.03	$0.89	$0.61
Shares used in earnings per share - diluted	42,562	45,152	42,737	39,951

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of Adjusted EBITDA
For the Three and Nine Months Ended September 30, 2015 and 2014

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non- GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring charges incurred, primarily related to reorganization expenses and certain non-cash charges for restricted stock compensation expense. Adjusted EBITDA is not a recognized financial measure under GAAP, but we believe that it is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure Adjusted EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of Adjusted EBITDA by other comparable companies as a measure of performance.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended September 30,		Nine Months Ended Septmeber 30,
	2015	2014	2015	2014
	(In thousands)		(In thousands)

Income from operations	$44,628	$43,812	$37,421	$24,069

Depreciation and amortization	7,379	8,633	14,220	16,135
Reorganization charges	-	-	-	1,154
Restricted stock compensation expense	507	358	1,451	997

Adjusted EBITDA	$52,514	$52,803	$53,092	$42,355

CONTACT:
JAKKS Pacific, Inc.
Sara Rosales Montalvo, 424.268.9363
or
Joel Bennett, 310.455.6210